Exhibit 10.7

                               Catherine M. Vaczy
                            140 East 28th Street #11C
                            New York, New York 10016

Phase III Medical, Inc.
330 South Service Road
Suite 120
Melville, New York  11747
Attention:  Mark Weinreb, President & CEO

August 12, 2005

Dear Mark:

As you know, pursuant to the terms of my employment agreement with Phase III Medical, Inc. (the "Company") dated April 20, 2005 (the "Employment Agreement"), I have been accruing my salary as to 50% since April 20, 2005. This letter is being written to confirm our agreement, as approved by the Board at their meeting yesterday, that (i) I will cease to accrue salary as of October 1, 2005 and will as of that date begin to receive payment of my salary solely in cash in accordance with the Company's standard payroll practices, and (ii) I will accept in payment of my salary accruing during the period that commenced on April 20, 2005 and will end on September 30, 2005, shares (the "Shares") of the common stock, $.001 par value (the "Common Stock") of the Company. With respect to the portion of my salary that has accrued from April 20, 2005 through August 12, 2005, the price per share will be $.06, the closing price of the Common Stock today. For the portion of my salary that will accrue from August 13, 2005 through September 30, 2005, the price per share will be the closing price of the Common Stock on September 30, 2005.

By signing this agreement, you and I each reaffirm the representations made by each of us in the Stock Purchase Agreement dated April 20, 2005 and agree that the Shares are being sold pursuant to the rights and conditions contained therein, including the right to registration of the Shares.

Please acknowledge your agreement with the foregoing by countersigning this letter agreement as provided below.

Very truly yours,

/s/ Catherine M. Vaczy
Catherine M. Vaczy


Accepted and agreed:


Phase III Medical, Inc.
By: /s/ Mark Weinreb
     Mark Weinreb, President and CEO